COMPUTER TASK GROUP, INC.
401(k) RETIREMENT PLAN

As Amended and Restated
Effective January 1, 1998

TABLE OF CONTENTS

         3.5      Combined Limitations on the Contribution Percentages
                  and Actual Deferral Percentages...........................16
         3.6      Rollover Contributions....................................17
         3.7      Restrictions and Conditions on Employer Contributions

         6.2      Withdrawal of Employer Account, Prior Plan
                  Employee Account and Rollover Account.....................33
         6.3      Special Hardship Withdrawal...............................33
         6.4      Withdrawal upon Attainment of Age Fifty-Nine

INTRODUCTION

        Effective December 1, 1971, the Board of Directors of Computer Task Group, Inc. established the CTG Retirement Trust Fund to provide a profit sharing retirement trust for the exclusive benefit of its employees. The Plan has been amended from time to time. Effective January 1, 1985, the Plan was amended and restated in its entirety to include salary reduction features permitted under Section 401(k) of the Internal Revenue Code.

        Effective January 1, 1994, the Plan was amended and restated in its entirety to comply with all new and relevant qualification requirements.

        Effective January 1, 1998, CTG wishes to amend and restate the Plan in its entirety. The Plan shall continue to be known as the Computer Task Group, Inc. 401(k) Retirement Plan and shall continue to be maintained to provide additional incentive for retirement security for eligible employees of CTG and any adopting employer by permitting them to make pre-tax contributions and to receive employer matching contributions. As restated, the Plan will include an additional Employer Matching Contribution, and a new vesting schedule.

        It is intended that this Plan, together with the Trust Agreement, shall be operated and interpreted to meet all the pertinent requirements for qualification under the Internal Revenue Code of 1986, and to comply with the Employee Retirement Income Security Act of 1974, as amended.

        The provisions of this Plan shall apply only to an employee who is credited with an Hour of Service on or after January 1, 1998.

ARTICLE

DEFINITIONS

1.1 Adjustment means the net increases and decreases in the market value of the assets of the Plan determined as of each business day. Such increases and decreases shall include such items as realized or unrealized investment gains and losses and investment income, and may include expenses of administering the Plan and the Trust. The Adjustment shall not include Elective Contributions, Employer Matching Contributions or rollover contributions.

1.2 Administrator means the retirement plan committee designated by the Employer who shall administer the Plan in accordance with Article VIII hereof.

1.3 Affiliate means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which group includes the Employer, any trade or business that is under common control with the Employer (within the meaning of Section 414(c) of the Code), and any service organization or other organization that is a member of an affiliated service group which group includes the Employer (within the meaning of Section 414(m) of the Code) where such corporation, trade or business, or organization is not an Employer hereunder.

1.4 Annual Additions means for any Employee in any Plan Year, the sum of (a) Employer Matching Contributions and (b) Elective Contributions.

1.5 Beneficiary means any person designated as a beneficiary or a contingent beneficiary in accordance with the provisions of Section 2.4.

1.6 Board means the Board of Directors of the Sponsor.

1.7 Break-in-Service means a Plan Year during which an Employee has not completed more than five hundred (500) Hours of Service with the Employer.

1.8 Code means the Internal Revenue Code of 1986, as amended.

1.9 Compensation means a Participant's salary or wages, including overtime, commissions, shift differentials, incentive payments and bonuses, received from the Employer during a Plan Year, and also shall include any elective contributions made by the Employer on behalf of a Participant that are not included in income under Sections 125 or 402(a)(8) of the Code. Notwithstanding the preceding sentence, Compensation shall not include any cash compensation paid to a Participant in lieu of coverage under the Employer’s group medical plan, any cash benefit paid to a Participant under the Computer Task Group, Inc. Flexible Benefits Plan, vacation buyback payments, moving expense reimbursement payments, tuition expense reimbursement payments and any non-taxable fringe benefits provided by the Employer. Compensation shall be recognized as of the first day of the Plan Year in which an Employee became a Participant. Compensation taken into account shall not exceed one hundred fifty thousand dollars ($150,000), as adjusted for increases in the cost of living in a manner consistent with Section 401(a)(17)(B) of the Code.

1.10 Current Balance as used in regard to a Participant's or Former Participant's Individual Account or stipulated portion thereof, means as of any date, the account balance as of the Valuation Date coincident with or next following such date.

1.11 Disabled or Disability means a permanent physical or mental condition arising after the original date of employment of the Participant resulting from bodily injury, disease, or mental disorder which renders him or her incapable of continuing his or her usual and customary employment with the Employer. The Disability of a Participant shall be determined by a licensed physician chosen by the Administrator. The determination shall be applied uniformly to all Participants.

1.12 Effective Date means January 1, 1998, except as otherwise provided herein. The original Effective Date of the Plan means December 1, 1971.

1.13 Elective Contributions means contributions made to the Plan by the Employer pursuant to an election made by the Participant under Section 3.1.

1.14 Elective Contribution Account means that portion of a Participant's Individual Account attributable to (a) Elective Contributions allocated to such Participant pursuant to Section 3.1, and (b) the Participant’s proportionate share of the Adjustments attributable to his or her Elective Contribution Account. The Elective Contribution Account also shall include any elective deferrals under Section 401(k) of the Code allocated to a Participant under any prior plan sponsored by an Employer that adopts this Plan with respect to its employees and which have been directly transferred from the trustee of such other prior plan to the Trustee of this Plan.

1.15 Employee means any person who is employed by the Employer, but excludes any individual performing services for the Employer as an independent contractor or other contract service provider who provides services to the Employer pursuant to a contract, agreement or other special arrangement between (a) the Employer and (b) the individual, or a third party, that the parties do not contemplate being an employment relationship.

1.16 Employer means, collectively or individually as the context may indicate, the Sponsor and any Affiliate that adopts this Plan pursuant to Section 10.1.

1.17 Employer Account means that portion of a Participant's Individual Account attributable to (a) Employer contributions allocated to such Participant before January 1, 1985 under the Prior Plan and (b) the Participant’s proportionate share of Adjustments attributable to his or her Employer Account. The Employer Account also shall include Employer contributions allocated to a Participant under any prior plan sponsored by an Employer that adopts this Plan with respect to its employees and which have been directly transferred from the trustee of such other prior plan to the Trustee of this Plan.

1.18 Employer Matching Contributions means Employer Base Matching Contributions and Employer Supplemental Matching Contributions, collectively.

1.19 Employer Base Matching Contributions means contributions made to the Plan by the Employer pursuant to Section 3.3(a).

1.20 Employer Base Matching Contribution Account means that portion of a Participant's Individual Account attributable to (a) Employer Base Matching Contributions allocated to such Participant pursuant to Section 4.2 and (b) the Participant’s proportionate share of the Adjustments attributable to his or her Employer Base Matching Contribution Account.

1.21 Employer Supplemental Matching Contributions means contributions made to the Plan by the Employer pursuant to Section 3.3(b).

1.22 Employer Supplemental Matching Contributions Account means that portion of a Participant's Individual Account attributable to (a) Employer Supplemental Matching Contributions allocated to such Participant pursuant to Section 4.2 and (b) the Participant’s proportionate share of the Adjustments attributable to his or her Employer Supplemental Matching Contribution Account.

1.23 Employment Date means the first day on which an Employee completes an Hour of Service.

1.24 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.25 Former Participant means a Participant whose participation in the Plan terminated, but who has not received payment in full of the balance in his or her vested Individual Account.

1.26 Highly Compensated Employee means:

(a) Any Employee who:

(i) was a five percent (5%) owner of the Employer or an Affiliate, within the meaning of Section 416(i) of the Code, at any time during the Plan Year or the Look-Back Year; or

(ii) received compensation from the Employer or an Affiliate in excess of eighty thousand dollars ($80,000) during the Look-Back Year, and if the Employer elects the application of this clause for such year, is a member of the Top-Paid Group for the Look-Back Year.

The $80,000 limit under this subsection shall be adjusted at the same time and in the same manner as under Section 415(d) of the Code, except that the base period shall be the calendar quarter ending September 30, 1996.

For purposes of determining Highly Compensated Employees, compensation shall mean compensation paid by the Employer or Affiliate for purposes of Section 415(c)(3) of the Code.

(c) The term "Top-Paid Group" means, with respect to a particular year, the top twenty percent (20%) of Employees when ranked on the basis of compensation received from the Employer during such year. For purposes of determining the Top-Paid Group, the following Employees shall be excluded:

(i) Employees who have not completed six (6) months of service;

(ii) Employees who normally work less than seventeen and one-half (17 1/2) hours per week;

(iii) Employees who normally work during not more than six (6) months during the Plan Year;

(iv) Employees who have not attained age twenty-one (21); and

(v) Employees who are non-resident aliens and who receive no earned income from the Employer within the meaning of Section 911(d)(2) of the Code.

Employees who are covered by a collective bargaining agreement with the Employer shall be included in the determination of the Top-Paid Group, unless specifically excluded under regulations issued pursuant to Section 414(q) of the Code.

(d) A former employee shall be treated as a Highly Compensated Employee if (i) such employee was a Highly Compensated Employee when such employee separated from service, or (ii), such employee was a Highly Compensated Employee at any time after attainment of age fifty-five (55).

(e) The Sponsor elects, pursuant to Section 1.414(q)-1T, Q&A-14(b) and IRS Notice 97-45, to make the calendar year data election.

(f) Highly Compensated Employees shall be determined on a controlled group basis and shall not be determined on a company by company or plan by plan basis.

(g) The determination of Highly Compensation Employees shall be governed by Section 414(q) of the Code and the regulations issued thereunder.

1.27 Hour of Servicemeans any hour for which an Employee is paid or entitled to payment by the Employer during the Plan Year or other applicable computation period (i) for the performance of duties for the Employer; (ii) on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military leave or paid leave of absence (irrespective of whether the employment relationship has terminated); and (iii) as a result of a back pay award which has been agreed to or made by the Employer, irrespective of mitigation of damages, to the extent that such hour has not been previously credited under item (i) or item (ii) preceding. The nature and extent of any credit for Hours of Service under this Section shall be determined under the law and in accordance with the provisions of Department of Labor regulations 2530.200b-2(b) and (c).

Further, solely for the purpose of determining whether a Participant has incurred a Break-in-Service, Hours of Service shall be recognized for “authorized leaves of absence” and “maternity or paternity leave of absence”. A maternity or paternity leave of absence shall mean an absence from work for maternity or paternity reasons due to the (i) pregnancy of the Employee, (ii) birth of a child of the Employee, (iii) placement of a child with the Employee through adoption by the Employee, or (iv) purposes of caring for such child immediately following such birth or placement. Hours of Service credited under this paragraph shall be credited (i) in the applicable Plan Year in which the absence begins if crediting is necessary to prevent a Break-in-Service in that period, or (ii) in all other cases, in the following applicable Plan Year. Further, the Administrator may request that the Employee furnish any information the Administrator may require to establish that the absence is for the reasons hereinbefore provided and the number of days for which there was such an absence. In the event such information is not submitted in a timely manner, no Hours of Service shall be credited pursuant to this paragraph.

An "authorized leave of absence" means an unpaid, temporary cessation from active employment with the Employer pursuant to an established nondiscriminatory policy, whether occasioned by illness, military service, or any other reason.

1.28 Individual Account means the record kept of the amounts credited or charged to each Participant in accordance with the terms hereof. Such Individual Account is comprised of whichever of the following are applicable to a particular Participant: Elective Contribution Account, Employer Account, Employer Base Matching Contribution Account, Employer Supplemental Matching Contribution Account, Prior Plan Employee Account and/or Rollover Account.

1.29 Investment Company means a person, firm or corporation who is a registered investment adviser under the Investment Advisers Act of 1940, a bank or insurance company, as directed in Section 851(a) of the Code, which shall be solicited by the Administrator as the investment manager or underwriter for Plan assets.

1.30 Investment Funds means the investment options selected by the Sponsor from among the various funds offered by the Trustee or an Investment Company, including such investments as equities, or fixed income obligations, to which Participants may direct the amounts in their Individual Accounts. The Investment Companies and the number of funds and types of investments available may be changed from time to time by the Sponsor.

1.31 Late Retirement Date means a Participant's actual Retirement Date after having reached his or her Normal Retirement Date.

1.32 Look-Back Year means the twelve (12) month period immediately preceding the Plan Year.

1.33 Non-Highly Compensated Employee means any Employee who is not a Highly Compensated Employee.

1.34 Normal Retirement Age means the Participant's 65th birthday.

1.35 Normal Retirement Date means the first day of the month coinciding with or next following the Participant's attainment of Normal Retirement Age.

1.36 Participant means any Employee who becomes a Participant as provided in Article II hereof.

1.37 Plan Year means a twelve (12) consecutive month period beginning on January 1 and ending on December 31 of the same calendar year.

1.38 Prior Plan means the CTG Retirement Trust Fund, as in effect from time to time from January 1, 1979 through December 31, 1984.

1.39 Prior Plan Employee Account means the account established under the Prior Plan prior to January 1, 1985 and the Participant’s proportionate share of the Adjustments attributable to his or her Prior Plan Employee Account. The Prior Plan Employee Account also shall include any after-tax employee contributions that have been allocated to a Participant under any prior plan sponsored by an Employer which adopts this Plan with respect to its employees and which have been directly transferred from the trustee of such other prior plan to the Trustee of this Plan.

1.40 Retirement Date means the date as of which a Participant retires, for reasons other than Disability, whether such retirement occurs on a Participant’s Normal or Late Retirement Date.

1.41abRollover Account means that portion of an Individual Account of a Participant or an Employee not yet eligible for participation attributable to (a) rollover contributions and (b) the proportionate share of the Adjustments attributable to his or her Rollover Account. The term may include more than one (1) Rollover Account if separate Rollover Accounts are established pursuant to Section 3.7.

1.42 Sponsor means Computer Task Group, Incorporated, a New York corporation, or any successor thereto.

1.43 Spouse means the legally married spouse of a Participant or Former Participant at the earlier of the Participant’s date of death or the date the Participant’s benefits commence under the Plan.

1.44 Trust Agreement means the agreement entered into between the Sponsor and the Trustee pursuant to Article VII hereof.

1.45 Trust or Trust Fund means the Plan assets held pursuant to the Trust Agreement by the Trustee.

1.46 Trustee means such individual(s) or financial institution designated by the Sponsor to hold in trust any assets of the Plan for the purpose of providing benefits under the Plan, and shall include any successor to the trustee initially designated thereunder.

1.47 Valuation Date means each business day of the Plan Year for purposes of investment direction and distribution of accrued vested benefits.

1.48 Year of Service means a computation period of twelve (12) consecutive months during which an Employee is credited with at least one thousand (1000) Hours of Service.

Effective January 1, 1998, the computation period for vesting purposes generally shall be the Plan Year. Notwithstanding the foregoing, a Participant shall be credited with a Year of Service for vesting purposes for the 12-month computation period beginning on the anniversary of the Participant’s Employment Date or reemployment date, if applicable, during 1997, provided he or she is credited with 1,000 Hours of Service during such computation period.

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For purposes of determining the eligibility of an Employee to participate in the Plan, the computation period generally shall be the Plan Year. However, the initial computation period shall be the twelve (12) month period beginning on the Employee’s Employment Date. The participation computation period beginning after a Break-in-Service shall be measured from the date on which an Employee again performs an Hour of Service. The participation computation period shall then shift to the current Plan Year (which includes the anniversary of the date on which the Employee first performed an Hour of Service).

Notwithstanding the foregoing, an Employee’s Years of Service for vesting purposes shall not include service with the Employer before January 1, 1985 if such service would have been disregarded in determining his vesting service as a regular Employee under the Plan as in effect on December 31, 1984.

II ARTICLE

ELIGIBILITY

2.1 Conditions of Eligibility for Participation

Each Employee who first completes an Hour of Service on or after January 1, 1998, shall be immediately eligible to make Elective Contributions and to receive Employer Matching Contributions. Each Employee shall complete an application for participation when eligible. If the Employee fails to elect to make Elective Contributions upon employment, he or she shall be eligible to elect to make Elective Contributions as of any pay period thereafter.

2.2 Plan Binding

A Participant shall be bound by the terms of this Plan and the Trust Agreement, including all amendments to the Plan and the Trust Agreement made in the manner herein authorized.

2.3 Beneficiary Designation

Each Participant shall designate a Beneficiary and contingent Beneficiary on forms furnished by the Administrator.

A married Participant may not name as his or her Beneficiary someone other than his or her Spouse, unless such Spouse consents in writing to such designation. Such spousal consent shall acknowledge the effect of the Participant’s designation of a Beneficiary other than his or her Spouse and shall be witnessed by the Plan representative or notary public. Any such spousal consent shall be automatically revoked upon the remarriage of a Participant prior to his or her death or commencement of benefits hereunder. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Administrator that such written consent may not be obtained because there is no Spouse or the Spouse cannot be located, the Participant’s designation of a Beneficiary other than his or her Spouse shall be deemed to be a valid designation.

A Participant may at any time, and from time to time, change his or her designated Beneficiary by written notice to the Administrator and, upon such change, the rights of all previously designated Beneficiaries to receive any benefits under this Plan shall cease. If a Participant’s named Beneficiary does not survive him, benefits under this Plan shall be paid to his or her named contingent Beneficiary. If a deceased Participant is not survived by either a named Beneficiary or contingent Beneficiary (or if no Beneficiary was effectively named), the benefits shall be paid in a single sum to the person or persons in the first of the following classes of successive preference beneficiaries then surviving: the Participant’s (a) widow or widower, (b) estate, or (c) as required under any applicable state intestate law. If the Beneficiary or contingent Beneficiary is living at the death of the Participant, but such person dies prior to receiving the entire death benefit, the remaining portion of such death benefit shall be paid in a single sum to the estate of such deceased Beneficiary or contingent Beneficiary.

2.4 Notification of Individual Account Balance

After each calendar quarter, or more frequently as determined by the Administrator, the Administrator shall notify each Participant of the amount of his or her share in the Adjustments, Employer Matching Contributions and Elective Contributions for the period just completed, and the new balance of his or her Individual Account.

2.5 Termination of Eligibility

A Participant shall cease to be eligible to participate in the Plan when his or her employment with an Employer terminates.

III ARTICLE

CONTRIBUTIONS

3.1abElective Contributions

An Employee may elect to have Elective Contributions made on his or her behalf commencing on the date he or she becomes a Participant, by entering into an agreement with the Employer in which it is agreed that the Participant’s Employer will redirect a portion of the Participant’s Compensation otherwise payable during each regular pay period, in an amount not less than one percent (1%) nor more than eighteen percent (18%) of his or her Compensation, in increments of one percent (1%), during each such pay period, and contribute that designated percentage to the Plan on behalf of the Participant. For Elective Contributions to commence on the appropriate date, the Elective Contributions agreement must be received by the Administrator prior to the beginning of the next payroll period in which his or her participation is to commence.

Notwithstanding the foregoing, Elective Contributions made by a Participant to his or her Individual Account in any calendar year may not exceed the dollar limit specified in Section 402(g) of the Code. Such deferral limit shall be adjusted for cost-of-living increases at the same time and in the same manner as under Section 415(d) of the Code. To the extent that the Elective Contributions for any Participant exceeds the annual limitation under Section 402(g) of the Code, such excess deferral (and any income allocable to such excess deferral as determined in Internal Revenue Service Regulation Section 1.401(k)-1(f)(4)(ii)) shall be returned to the Participant. This corrective distribution may be made during the calendar year in which the excess deferrals were made as long as (i) the Participant designates the distribution as an excess deferral; (ii) the corrective distribution is made after the date on which the Plan received the excess deferral; and (iii) the Plan designates the distribution as the return of an excess deferral. Corrective distributions of excess deferrals shall occur no later than April 15 following the calendar year in which the excess deferrals were made.

In the event an Employee does not elect to participate when initially eligible, either because he or she elects not to participate or fails to timely deliver a payroll deduction authorization agreement to the Administrator, he or she may subsequently elect to have Elective Contributions made on his or her behalf effective as of any succeeding pay period as long as his or her election forms and payroll deduction authorizations are delivered to the Administrator before the beginning of such pay period.

The payroll deduction authorization agreement shall be on a form provided by the Administrator. Such agreement shall authorize the Employer to reduce Compensation otherwise payable to the Employee during each regular pay period by the amount of Elective Contributions elected. Once contributed to the Plan, Elective Contributions shall be credited to the Participant’s Elective Contribution Account.

A Participant electing to have Elective Contributions made on his or her behalf to the Plan pursuant to this Section 3.1, may, on a payroll deduction authorization agreement provided by and submitted to the Administrator, increase or decrease his or her Elective Contribution percentage (within the appropriate minimum and maximum) as of any pay period, but not retroactively, as long as the agreement is submitted prior to the beginning of the pay period.

Any Participant may elect to cease future Elective Contributions to the Plan as of any pay period by filing a payroll deduction authorization agreement with the Administrator. In the event any such Participant desires thereafter to recommence having Elective Contributions made on his or her behalf, he or she shall be allowed to do so as of any pay period by providing the payroll deduction authorization agreement to the Administrator reporting the amount of Elective Contributions he or she desires to have made.

The Employer shall pay to the Trustee any Elective Contributions made on behalf of any Participant during a Plan Year as soon as reasonably practicable after the end of the payroll period to which they pertain but not later than fifteen (15) business days after the close of the calendar month in which the Elective Contributions were withheld.

3.2 Special Test for Elective Contributions

The provisions of this Section shall apply only to the extent that testing is required under the provisions of Section 401(k) of the Code and the applicable regulations due to the eligibility of any Highly Compensated Employee to contribute to an Elective Contribution Account.

For each Plan Year, the Employer shall check the actual deferral percentage of Highly Compensated Employees against the actual deferral percentage of Non-Highly Compensated Employees in accordance with the tests identified below. To prevent the limitation of this Section from being exceeded in any Plan Year, the Administrator may limit the individual deferral percentage or percentage of Compensation which may be contributed by Highly Compensated Employees as Elective Contributions. In the event that neither test is met as of the close of a Plan Year, the Administrator shall direct the distribution to certain Highly Compensated Employees of the amounts by which Elective Contributions actually contributed on behalf of said Highly Compensated Employees exceed the maximum amount of such contributions permitted under the tests (increased by the amount of any gain and reduced by the amount of any loss allocable to such excess for the Plan Year to which such excess applies, but not for the period between the last day of the Plan Year and the date of distribution of the excess). Corrective distributions of excess contributions under this Section shall be made to the relevant Highly Compensated Employees within two and one-half (2.50) months after the close of the Plan Year to which such contributions apply.

For purposes of this Section, individual deferral percentage means the percentage derived from dividing a Participant’s Elective Contribution for a Plan Year by the Participant’s ADP compensation for such Plan Year. ADP compensation with respect to any Participant shall be determined by the Administrator in a manner that satisfies the requirements of Section 414(s) of the Code and the regulations thereunder. The period used to determine a Participant’s ADP compensation for a Plan Year is either the Plan Year or the calendar year ending within the Plan Year. Whichever period is selected, it must be applied uniformly to determine the ADP compensation of every Participant for the Plan Year. If the Participant participated in the Plan for less than the full Plan Year or calendar year, the Plan may take into account ADP compensation for that portion of the Plan Year or calendar year during which the Participant actually participated, provided this limit is applied uniformly for all Participants for the Plan Year.

If for any Plan Year beginning on or after January 1, 1997 there are any Elective Contributions by Highly Compensated Employees that exceed the maximum permissible Elective Contributions, each Highly Compensated Employee having the highest dollar amount of Elective Contributions shall have his or her Elective Contributions distributed to him or her until the excess contributions are fully distributed, or until the dollar amount of his or her Elective Contributions equals the dollar amount of Elective Contributions of the Highly Compensated Employee(s) having the next highest dollar amount. This process shall be continued until the excess contributions are fully distributed.

The Administrator also may test the average deferral percentages during the Plan Year to determine if adjustments to the Elective Contributions must be made. The maximum amount of Elective Contributions for Highly Compensated Employees may be reduced as described in this Section, on a nondiscriminatory basis, from time to time during a Plan Year by the Administrator so as to permit the Plan to satisfy the tests described in this Section.

The amount of the excess Elective Contributions to be returned pursuant to this Section 3.3 with respect to a Participant for a Plan Year is reduced by any excess deferral previously distributed to the Participant for the Participant’s taxable year ending with or within the Plan Year pursuant to Section 3.1.

One of the following two tests must be satisfied for there not to be a reduction in the percentage of Elective Contributions for Highly Compensated Employees. The determination of which test shall be met shall be based upon the test which requires the least reduction in percentage of Elective Contributions.

        Test I: The actual deferral percentage for eligible Highly Compensated Employees for the Plan Year shall not exceed the actual deferral percentage of eligible Non-Highly Compensated Employees for the Look-Back Year multiplied by one and one-fourth (1.25).

        Test II: The actual deferral percentage for eligible Highly Compensated Employees for the Plan Year shall not exceed the actual deferral percentage for eligible Non-Highly Compensated Employees for the Look-Back Year by more than two (2) percentage points, and the actual deferral percentage for Highly Compensated Employees for the Plan Year shall not exceed the actual deferral percentage for Non-Highly Compensated Employees for the Look-Back Year multiplied by two (2.0). (the "Alternative Test")

The actual deferral percentage for a specified group of eligible Employees for a Plan Year shall be the average of the ratios (calculated separately) for each eligible Employee in such group of the amount of Elective Contributions actually paid to the Plan or elective contributions to any other plan which is aggregated with this Plan for purposes of Section 410(b) of the Code (other than in performing the average benefit test) on behalf of each such eligible Employee to such eligible Employee’s ADP Compensation for such Plan Year. For purposes of this Section, the actual deferral percentage of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(k) of the Code under which the Highly Compensated Employee is eligible, as a single plan.

All rules of application with reference to Tests I and II shall be governed by Section 401(k) of the Code and any rules and regulations issued pursuant thereto.

3.3 Employer Matching Contributions

(a) Employer Base Matching Contributions. With respect to any Participant who makes Elective Contributions during a payroll period, the Employer intends (but shall not be obligated) to make an Employer Base Matching Contribution of an amount equal to fifty percent (50%) of the Participant’s Elective Contribution for such payroll period. In no event shall the Employer Base Matching Contribution made pursuant to this subsection exceed two percent (2%) of the Participant’s Compensation for the payroll period.

Employer Supplemental Matching Contributions. With respect to any Participant who has completed at least one Year of Service and who makes Elective Contributions during a payroll period, the Employer intends (but shall not be obligated) to make an Employer Supplemental Matching Contribution of an amount equal to fifty percent (50%) of the Participant’s Elective Contribution that is greater than four percent (4%) of Compensation but not more than six percent (6%) of Compensation for such payroll period. In no event shall the Employer Supplemental Matching Contribution made pursuant to this subsection exceed one percent (1%) of the Participant’s Compensation for the payroll period.

3.4 Special Testing for Employer Matching Contributions

For each Plan Year, the Employer shall check the actual contribution percentage of Highly Compensated Employees against the actual contribution percentage of Non-Highly Compensated Employees in accordance with the tests outlined below. To prevent the limitation of this Section from being exceeded in any Plan Year, the Employer reserves the right to reduce or eliminate Employer Matching Contributions to be paid on behalf of Highly Compensated Employees. In addition, if the test is not met at the end of the Plan Year, the Administrator may cause excess Employer Matching Contributions (increased by the amount of any gain and reduced by the amount of any loss allocable to such excess for the Plan Year to which such excess applies, but not for the period between the last day of the Plan Year and the date of distribution of the excess) to be forfeited if such amounts are not vested or, if such amounts are vested, cause the excess amounts to be distributed to the Highly Compensated Employees within two and one-half (2.50) months after the close of the Plan Year to which such contributions apply.

For purposes of this Section, the individual contribution percentage means the percentage derived from dividing a Participant’s Employer Matching Contribution for a Plan Year by the Participant’s ACP compensation for such Plan Year. ACP compensation with respect to any Participant shall be determined by the Administrator in a manner that satisfies the requirements of Section 414(s) of the Code and the regulations thereunder. The period used to determine a Participant’s ACP compensation for a Plan Year is either the Plan Year or the calendar year ending within the Plan Year. Whichever period is selected, it must be applied uniformly to determine the ACP compensation of every Participant for the Plan Year. If the Participant participated in the Plan for less than the full Plan Year or calendar year, the Plan may take into account ACP compensation for that portion of the Plan Year or calendar year during which the Participant actually participated, provided this limit is applied uniformly for all Participant for the Plan Year.

If for any Plan Year beginning on or after January 1, 1997 there are any Employer Matching Contributions that exceed the maximum permissible Employer Matching Contributions, each Highly Compensated Employee having the highest dollar amount of Employer Matching Contributions shall have his or her Employer Matching Contributions distributed (if vested) or forfeited (if not vested) until the excess aggregate contributions are fully distributed or forfeited, as the case may be, or until the dollar amount of his or her Employer Matching Contributions equals the dollar amount of Employer Matching Contributions of the Highly Compensated Employee(s) having the next highest dollar amount. This process shall continue until the excess aggregate contributions are fully distributed or forfeited.

Only one of the following two tests must be satisfied for there not to be a reduction in the percentage of Employer Matching Contributions for the Highly Compensated Employees.

        Test I: The actual contribution percentage for eligible Highly Compensated Employees shall not exceed the actual contribution percentage of eligible Non-Highly Compensated Employees for the Look-Back Year multiplied by one and one-fourth (1.25).

        Test II: The actual contribution percentage for eligible Highly Compensated Employees for the Plan Year shall not exceed the actual contribution percentage for eligible Non-Highly Compensated Employees for the Look-Back Year by more than two (2) percentage points, and the actual contribution percentage for eligible Highly Compensated Employees for the Plan Year shall not exceed the actual contribution percentage for Non-Highly Compensated Employees for the Look-Back Year multiplied by two (2.0). (the "Alternative Test")

The actual contribution percentage for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately) for each eligible Employee in such group of the amount of Employer Matching Contributions actually paid to this Plan and contributions to any other plan which is aggregated with this Plan for purposes of Section 410(b) of the Code (other than in performing the average benefits test), on behalf of each such eligible Employee to such eligible Employee’s ACP Compensation for the Plan Year. For purposes of this Section, the actual contribution ratio of a Highly Compensated Employee will be determined by treating all plans subject to Section 401(m) of the Code under which the Highly Compensated Employee is eligible, as a single plan.

In computing the actual contribution percentage for each group, only Employer Matching Contributions shall be considered in calculating the applicable ratios. All rules of application with reference to Tests I and II shall be governed by Section 401(m) of the Code and any rules and regulations issued pursuant thereto.

3.5 Combined Limitations on the Contribution Percentages and Actual Deferral Percentages

For any Plan Year, if neither the actual deferral percentage (the “ADP”) nor the actual contribution percentage (the “ACP”) of the Highly Compensated Employees meets the Test I limitation contained in Sections 3.2 or 3.4, respectively, one of the following tests must be satisfied.

(a) The sum of the ADP and the ACP of the Highly Compensated Employees for the Plan Year shall not exceed the sum of:

     (i)     one hundred twenty five percent (125%) of the greater of:

          (A) the ADP of the eligible Non-Highly Compensated Employees for the Look-Back Year; or

          (B) the ACP of the eligible Non-Highly Compensated Employees for the Look-Back Year; plus

     (ii)     two (2) percentage points plus the lesser of (a)(i)(A) or (B) above, provided, however, that this amount shall not exceed two hundred percent (200%) of the lesser of (a)(i)(A) or (b) above.

(b) The sum of the ADP and ACP of the Highly Compensated Employees for the Plan Year shall not exceed the sum of:

     (i)     one hundred twenty five percent (125%) of the lesser of:

          (A) the ADP of the eligible Non-Highly Compensated Employees for the Look-Back Year; or

          (B) the ACP of the eligible Non-Highly Compensated Employees for the Look-Back Year; and

     (ii)     two (2) percentage points plus the greater of (b)(i)(A) or (B) above, however, in no event shall this amount exceed two hundred percent (200%) of the greater of (b)(i)(A) or (B) above.

If the Plan is required to perform the tests set forth in (a) and (b) above for any Plan Year, and if the Plan does not satisfy either test, then the ADP of the eligible Highly Compensated Employees shall be reduced until one of the tests is satisfied. The excess contributions attributable to the reduction in the preceding sentence shall be returned to Highly Compensated Employees in a manner consistent with the corrective distribution methods described in Section 3.2.

3.6 Rollover Contributions

Except as otherwise provided below, a Participant who receives an eligible rollover distribution from a plan (other than this Plan) that meets the requirements of Section 401(a) of the Code, in accordance with procedures approved by the Administrator, may make a rollover contribution of the distribution to this Plan, provided the following conditions are met:

(a) the rollover contribution is made on or before the sixtieth (60th) day following his or her receipt of the distribution from the other plan (or conduit IRA) or is in the form of a direct transfer as described in Section 401(a)(31) of the Code;

(b) the rollover contribution is in the form of cash; and

(c) the rollover contribution does not exceed the amount of the eligible rollover distribution.

The Administrator shall develop such procedures, and may require such information from the Employee desiring to make a rollover contribution as it deems necessary or desirable to determine that the proposed rollover contribution will meet the requirements of this Section. Upon approval by the Administrator, the rollover contribution shall be deposited in the Plan and shall be credited to the Employee’s Rollover Account.

If a Participant makes a rollover contribution, a Rollover Account shall be established for him or her hereunder, equal to the value of the rollover contribution. A separate Rollover Account shall be established for that part of the rollover contribution that is attributable to a lump sum distribution within the meaning of Section 402(d)(4)(A) of the Code, and for that part which is a distribution of accumulated deductible employee contributions within the meaning of Section 72(o)(5) of the Code. A Rollover Account shall be one hundred percent (100%) vested at all times, and shall be invested as a part of the entire Plan and shall not be segregated as separate assets thereof. After the Rollover Account becomes a part of the Plan pursuant to this Section, it shall share in the Adjustments, in accordance with the terms of Section 4.4.

When the Participant terminates employment for any reason he or she shall be entitled to the Current Balance of his or her Rollover Account. Such value shall be provided under the form of payment in accordance with Section 5.6.

If the Participant dies while an Employee of the Employer, his or her Beneficiary shall be entitled to the Current Balance of his or her Rollover Account. Such value shall be applied to provide a death benefit in accordance with the applicable provision of Article V.

Any Former Participant entitled to a distribution under the terms of this Plan may request (and the Administrator shall agree to) a lump sum distribution of his or her Rollover Account, as soon as reasonably possible. Such distribution may be (i) transferred to an individual retirement account described in Section 408(a) of the Code, as amended, (ii) applied to purchase an individual retirement annuity described in Section 408(b) of the Code, or (iii) transferred to an employees’ trust described in Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code.

3.7 Restrictions and Conditions on Employer Contributions and Elective Contributions

Employer Matching Contributions and Elective Contributions shall be subject to the following restrictions and conditions:

(a) In no event shall the Employer be obligated to make an Employer Matching Contribution and/or Elective Contribution for a given Plan Year in excess of the maximum amount deductible under Section 404(a)(3)(A) of the Code, or any statute or rule of similar import. Employer Matching Contributions and Elective Contributions are expressly conditioned on their current deductibility for Federal income tax purposes. To the extent deductibility of any such contributions is disallowed, the portion of such contribution determined not to be deductible shall be returned to the Employer within one (1) year following such disallowance, subject to the limitations described in subsection (b) with respect to the amount that may be returned to the Employer.

(b) If due to a mistake of fact, the Employer Matching Contribution or Elective Contribution made to the Trust fund by the Employer for any Plan Year exceeds the amount intended to be contributed, the Employer, as soon as such mistake of fact is discovered, shall notify the Trustee. The Administrator shall direct the Trustee to return such excess to the Employer, provided such return is made within one (1) year of the date on which the Employer made the contribution. The Employer may direct that the funds be held by the Trustee and applied to the next Employer Matching Contribution or Elective Contribution. However, earnings attributable to the excess contribution shall not be returned to the Employer, but losses attributable thereto must reduce the amount to be so returned.

3.8 Election of Investment Funds

(a) In General. The Trustee shall make available to Participants information concerning the various investment options available for the funds in the Participant’s Individual Accounts. Except for amounts allocated to a Participant’s Employer Supplemental Matching Contribution Account, a Participant shall direct the investment of his or her Individual Account in accordance with the following:

(i) Each Employee who becomes a Participant shall specify the percentage of his or her Individual Account which shall be invested in and/or among the investment options, in increments of whole percentages as elected by the Participant. The Participant may specify differing percentages for existing balances and future contributions, if desired. Any investment election made by a Participant will continue in effect until changed by the Participant.

(ii) A Participant may change his or her investment election as to existing and/or future contributions on any business day of the month.

(iii) To the extent that the Participant does not make a valid election, the Participant will be deemed to have elected to invest his or her Individual Account in a money market fund offered as an investment by the Plan.

The Administrator shall prescribe uniform rules of general application concerning the investment of all contributions to the Plan. Such rules may limit the revocability of an investment election, restrict the transfer of contributions from an investment option to another, and establish parameters for making temporary investments.

(b) Employer Supplemental Matching Contributions. A Participant’s Employer Supplemental Matching Contributions Account shall be invested in the “Stock Fund,” which is invested in the common stock of the Employer, and may not be transferred to any other investment option. Subject to all necessary governmental approvals and applicable regulation, the Employer shall be permitted, in its discretion, to make Employer Supplemental Matching Contributions to the Stock Fund either in cash or in shares of common stock of the Employer.

ARTICLE IV

ALLOCATIONS TO INDIVIDUAL ACCOUNTS

4.1 Individual Accounts

The Administrator shall establish and maintain an Individual Account in the name of each Participant to which the Administrator shall credit all amounts allocated to each such Participant pursuant to Article III and the following Sections of this Article IV. Each Individual Account shall be comprised of whichever of the following are applicable to a particular Participant:

(a)    An Elective Contribution Account;

(b)    An Employer Account;

(c)    An Employer Base Matching Contribution Account;

(d)    An Employer Supplemental Matching Contribution Account;

(e)    A Prior Plan Employee Account; or

(f)    A Rollover Account.

4.2 Allocation of Employer Matching Contributions

Effective July 1, 1997, the Administrator shall allocate a Participant’s share of the Employer Matching Contributions under Section 3.3. to his or her Employer Base Matching Contribution Account and Employer Supplemental Matching Contribution Account, respectively, as of the date or dates determined by the Administrator, but in any event not later than the last business day of each calendar quarter.

4.3 Allocation of Forfeitures

The amount of any nonvested Employer Matching Contributions shall be forfeited in accordance with the provisions of Section 5.4 and applied to reduce current or future Employer Matching Contributions.

If a terminated Participant is reemployed before incurring five (5) consecutive Breaks-in-Service, his or her forfeited balance may be restored to him or her if he or she repays the amount of any distribution of Employer Matching Contributions he or she received upon termination of employment in accordance with Sections 5.4 and 5.5.

4.4 Valuation of Accounts

The Trustees, following the end of each business day, shall value all assets of the Trust Fund as of that business day in the following manner:

(a) The Trustee shall first compute the fair market value of securities and/or the other assets in each investment fund, designated by the Administrator for direction of investment by the Participants. This market value shall be equal to the market price of the fund on the prior business day applied to the balance of the fund as of the close of business on the current business day.

(b) The Trustee, following the computation of the fair market value, shall compute each Participant’s share in the fund and assign a gain or loss to each Participant’s account.

(c) The Trustee shall then account for any requests for additions or withdrawals made to or from a specific designated investment fund by any Participant, including allocations of Rollover Accounts or Elective Contributions by the next business day.

In completing the valuation procedure described above, such adjustments in the amounts credited to such accounts shall be deemed to have been made on the business day to which the investment activity relates. Employer Matching Contributions, Elective Contributions, and rollover contributions pursuant to this Plan shall not be taken into account until the allocation date coinciding with or next following the date any such contribution was both actually paid to the Trustee by the Employer and allocated among the accounts of Participants. It is intended that this Section operate to distribute among each Participant account in the Trust Fund, all income of the Trust Fund and changes in the value of the Trust Fund’s assets.

At least once each calendar quarter, any amounts forfeited since the last day of the preceding calendar quarter shall be used to reduce the Employer Matching Contribution hereunder for current or future Plan Years.

4.5 Maximum Additions

Anything herein to the contrary notwithstanding, the total Annual Additions made to the Individual Account of a Participant for any Plan Year, when combined with any similar annual additions credited to the Participant for the same period from another qualified defined contribution plan maintained by the Employer or an Affiliate, shall not exceed the lesser of:

(a) Thirty thousand dollars ($30,000) or, if greater, one-fourth (1/4) of the specific dollar amount set forth in Section 415 (b)(1)(A) of the Code as such amount may be adjusted for inflation pursuant to Section 415(d)(1) of the Code, with respect to the first day of the limitation year for which the annual benefit is being calculated; or

(b) Twenty five percent (25%) of the Participant’s total non-deferred compensation received from the Employer or an Affiliate for such Plan Year.

For purposes of this Section 4.5, the Plan Year shall be the “limitation year,” as defined in Section 415 of the Code and applicable regulations thereunder.

Compensation for purposes of this Section 4.5 only, means a Participant’s wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with the Employer including, but not limited to, commissions paid salesmen, commissions on insurance premiums, tips and bonuses. Compensation does not include: (i) contributions made to a plan of deferred compensation to the extent that before this Section 4.5 is applied, such contributions are not included in the gross income of the Participant for the taxable year in which they are made; (ii) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (iii) amounts realized from the sale, exchange or other disposition of stock acquired under an incentive stock option; or (iv) other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee). Notwithstanding the foregoing, effective for Plan Years beginning after December 31, 1997, Compensation for purposes of this Section 4.5 shall include any elective deferral (as defined in the Section 402(g)(3) of the Code), and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includable in the gross income of the Employee by reason of Section 125 or 457 of the Code.

In the event a Participant is covered by one or more other defined contribution plans maintained by the Employer, the maximum Annual Additions as noted above shall be decreased as determined necessary by the Employer, prior to the reduction of such other defined contribution plans, to ensure that all such plans will remain qualified under the Code.

4.6 Corrective Adjustments

In the event that as of any Valuation Date corrective adjustments in the Annual Additions to any Participant’s Individual Account are required as the result of a reasonable error in estimating a Participant’s total nondeferred compensation (as defined in Section 415 of the Code), the Administrator shall:

(a) hold any excess amount from the Participant's Individual Account in a Section 415 suspense account;

(b) allocate and reallocate the Section 415 suspense account in the next limitation year (and succeeding limitation years if necessary) to all Participants in the Plan before any Employer or Employee contributions which would constitute Annual Additions are made to the Plan for such limitation year; and

(c) reduce Employer contributions to the Plan for such limitation year by the amount of the Section 415 suspense account allocated and reallocated during such limitation year.

Notwithstanding the preceding:

The Plan may return Elective Contributions to the extent that the return would reduce the excess Annual Additions. If the Plan does not return gains attributable to the returned Elective Contributions, such earnings will be considered an employee contribution for the limitation year in which the returned contributions were made.

The Employer shall not contribute any amount that would cause an allocation to the segregated account as of the date the contribution is allocated. If the contribution is made prior to the date as of which it is to be allocated, then such contribution shall not exceed an amount that would cause an allocation to the segregated account if the date of contribution were a Valuation Date.

4.7 Defined Contribution and Defined Benefit Plan Fraction

If a Participant is a participant in a defined benefit plan maintained by the Employer or an Affiliate, the sum of his or her defined benefit plan fraction and his or her defined contribution plan fraction for any calendar year may not exceed 1.0.

In determining if the sum of the defined benefit plan fraction and the defined contribution fraction exceed such limit, the provisions of Section 415(e), as amended and all applicable regulations shall be followed.

For purposes of this Section 4.7 and Section 4.5, all defined contribution plans of the Employer or an Affiliate (whether or not terminated) shall be treated as one defined contribution plan and all defined benefit plans of the Employer or an Affiliate (whether or not terminate) shall be treated as one defined benefit plan.

The limitation on aggregate benefits from a defined benefit plan and a defined contribution plan which is contained in Section 2004 of ERISA shall be complied with by a reduction (if necessary) in the Participant’s benefits under that defined benefit plan (in accordance with the provisions of the said plan) and his or her benefits herein shall not be affected by such aggregate limitation.

4.8 Trustee and Administrator Judgment Controls

In determining the fair market value of the assets of the Plan and of Individual Accounts, the Trustee and the Administrator shall exercise their best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. All allocations shall be deemed to have been made as of the applicable date specified in this Article IV and in Article III, regardless of when actual allocations were undertaken.

ARTICLE V

DISTRIBUTIONS

5.1 Normal Retirement

The Normal Retirement Date of a Participant shall be the first day of the month coincident with or next following the date on which he or she attains Normal Retirement Age. Upon his or her attainment of Normal Retirement Age while in the employ of the Employer, a Participant shall be one hundred percent (100%) vested in the Current Balance of his or her Individual Account.

Upon the retirement of a Participant on or after his or her Normal Retirement Date, the Participant shall be eligible to receive the Current Balance of his or her Individual Account valued as of the Valuation Date on which the request for the distribution is processed. The Administrator shall thereupon direct the Trustee to distribute to such Participant or his or her Spouse or Beneficiary, whichever is applicable, such amount in accordance with Section 5.5 hereof.

5.2 Disability Retirement

If a Participant is Disabled prior to his or her retirement date or separation from service, he or she shall be one hundred percent (100%) vested in the Current Balance of his or her Individual Account. On or before the last day of the Plan Year coinciding with or next following the event of the Disability, a Disabled Participant may direct the Trustee, in accordance with the provisions of Section 5.5 herein, to distribute to such Participant all amounts credited to such Participant’s Individual Account with the value of such Individual Account determined as of the Valuation Date on which the request for distribution on the basis of Disability is processed.

5.3 Death

When a Participant dies while in the employ of the Employer, he or she shall be one hundred percent (100%) vested in the Current Balance of his or her Individual Account. The Current Balance of such Participant’s Individual Account shall be determined as of the Valuation Date on which the request for distribution of the Individual Account on account of death is processed. On or before the last day of the Plan Year coinciding with or next following such death, the Administrator shall direct the Trustee, in accordance with the provisions of Section 5.5, to distribute the value of the deceased Participant’s Individual Account to the Participant’s Beneficiary.

On or before the last day of the Plan Year coinciding with or next following the death of a Former Participant, the Administrator shall direct the Trustee, in accordance with the provisions of Section 5.5, to distribute any amounts remaining in the Former Participant’s Individual Account to such Former Participant’s Beneficiary.

5.4 Termination of Employment

On or before the last day of the Plan Year coinciding with or subsequent to the termination of a Participant’s employment for any reason other than death, Disability or retirement, the amount of the terminated Participant’s Individual Account shall remain in a separate account for the terminated Participant and share in the adjustments until such time as distribution is made to the terminated Participant.

A Participant shall always be one hundred percent (100%) vested in his or her Elective Contribution Account, Employer Account (except as otherwise provided in accordance with Appendix B of the Plan), Prior Plan Employee Account and/or Rollover Account.

The vested portion of any terminated Participant’s Employer Base and Supplemental Matching Contribution Accounts shall be the percentage of the total amount credited to his or her Employer Base and Supplemental Matching Contribution Accounts determined on the basis of the Participant’s number of Years of Service according to the following schedule:

         Completed Years of Service                  Percentage Vested
         --------------------------                  -----------------

                  Under 3 Years                               0%
                  3 Years but less than 4                     50%
                  4 Years of more                             100%

The nonvested portion of the balance of the Participant’s Employer Base and Supplemental Matching Contribution Accounts shall be forfeited on the earlier of the date the terminated Participant receives a distribution of his or her Individual Account from the Plan or the last day of the Plan Year in which the terminated Participant incurs five (5) consecutive Breaks-in-Service unless the terminated is reemployed and again becomes a Participant prior to such time. Such forfeited amount shall be applied as rapidly as possible as part of Employer contributions in the current Plan Year or in future Plan Years. In the event a terminated Participant is reemployed after he or she forfeits a portion of his or her account, such Participant’s past Years of Service shall be restored in accordance with the provisions of this section.

A Participant who terminated with less than a one hundred percent (100%) vested interest in his or her Employer Base and Supplemental Matching Contribution Accounts, who receives a distribution of his or her vested interest, and who resumes employment with the Employer (i) may repay such distribution before the earlier of five (5) years after the first day on which the Participant is subsequently reemployed by the Employer or the close of the first five (5) consecutive Breaks-in-Service commencing after the distribution, (ii) have any amounts forfeited pursuant to this Section 5.4 restored to his or her Employer Base and Supplemental Matching Contribution Accounts upon such repayment and (iii) receive the value of his or her Employer Base and Supplemental Matching Contribution Accounts based on the total Years of Service when he or she again terminates employment. The repayment of the forfeited amount shall be derived from forfeitures for the current Plan Year. To the extent that forfeitures are not sufficient to provide the repayment, the Employer shall contribute such additional funds to the Plan necessary to restore any forfeited amount.

A terminated Participant who is reemployed and again becomes a Participant after incurring five (5) or more consecutive Breaks-in-Service shall not be allowed to repay any amount distributed to him or her and shall not have any amount forfeited pursuant to this section 5.4 restored to his or her Employer Base and Supplemental Matching Contribution Accounts.

The computation of a Participant’s nonforfeitable percentage of his or her Individual Account shall not be reduced as the result of any direct or indirect amendment of this Article. In the event that this Plan is amended to change or modify any vesting schedule, a Participant with at least three (3) Years of Participation as of the expiration date of the election period may elect to have his or her nonforfeitable percentage computed under the Plan without regard to such amendment. If a Participant fails to make such an election, the such Participant shall be subject to the new vesting schedule. The Participant’s election period shall commence on the adoption date of the amendment and shall end sixty (60) days after the latest of:

(a)     the adoption date of the amendment;

(b)     the effective date of the amendment; or

(c)     the date the Participant receives written notice of the amendment from the Employer or the Administrator.

5.5 Method of Payment

Except as otherwise provided in Appendix B discussing provisions relating to certain Employers, any benefit payable under the Plan to a Participant (or Spouse or Beneficiary, if applicable) shall be made in the form of a lump sum payment in cash or in kind as soon as practicable after the Participant’s retirement, death or other termination of employment. Payment of a Participant’s share, if any, of the Employer Matching Contribution for the Plan Year in which he or she retires or dies may be deferred until a reasonable time after the contribution is made. The amount to be distributed shall be determined based on the value of the Individual Account as of the date the distribution request is processed.

Notwithstanding any provision of this Plan to the contrary, whenever the Trustee is to make a distribution on or as of the last day of a Plan Year, the distribution may be made on such date or as soon thereafter as is practicable, but in no event later than one hundred eighty (180) days after the last day of the Plan Year. Except, however, unless otherwise elected in writing by the Former Participant, a distribution as the result of Normal or Late Retirement shall begin not later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events occurs:

(a)     the date on which the Participant attains his or her Normal Retirement Age specified herein;

(b)     the tenth (10th) anniversary of the year in which the Participant commenced participation in the Plan; or

(c)     the date the Participant terminates his or her service with the Employer.

Notwithstanding any provision in this Plan to the contrary, a Participant’s Individual Account will be distributed to him or her not later than his or her Required Beginning Date.

For purposes of this Section 5.5, the term “Required Beginning Date” means either (i) with respect to any Participant who is a 5% owner, as defined in Section 416 of the Code, April 1 of the calendar year following the Participant’s 70 1/2 Year or (ii) with respect to any other Participant, April 1 of the calendar year following the later of (A) the Participant’s 70 1/2 Year or (B) the calendar year in which the Participant retires or otherwise separates from service. For purposes of this Section 5.5, the term “70 1/2 Year” means, with respect to any Participant, the calendar year which includes the date that is six months after the Participant’s 70th birthday.

If any Participant dies before distribution commences, the Participant’s entire interest will be distributed no later than five (5) years after his or her date of death, with the following exceptions:

If any portion of the Participant’s interest is payable to a designated Beneficiary, distribution will be made in a lump sum in accordance with Section 5.4 commencing no later than one (1) year after the Participant’s death;

If the designated Beneficiary is the Participant’s surviving Spouse, the date the distribution is required to begin in accordance with (a) above shall not be earlier than the date on which the Participant would have attained age seventy and one half (70½), and, if the Spouse dies before payment begins, subsequent distributions shall be made as if the Spouse had been the Participant.

5.6 Cash Out of Small Benefits

(a) Except for corrective distributions under Sections 3.1, 3.2, 3.4 or 3.5 of the Plan and as expressly stated to the contrary in section (b) hereof and elsewhere in the Plan with regard to required distributions, no distribution of benefits prior to Normal Retirement Age shall be made unless the Participant receives notice of his or her right to defer commencement of benefits and consents to an immediate distribution of his or her benefits.

(b) Notwithstanding any other provisions of the Plan to the contrary, if the value of a terminated, deceased or retired Participant’s Individual Account determined as of the Valuation Date on which the cash out of benefits is processed, and as of any prior distribution date does not exceed or did not exceed five thousand dollars ($5,000), the Administrator shall direct that the value of such Individual Account be paid in a lump sum to the Participant (or Spouse or Beneficiary, if applicable) without prior consent. No benefits of any other type shall then be payable to such former Participant or his or her Spouse or Beneficiaries. To the extent a terminated Participant is reemployed by the Employer, the repayment and restoration provisions of Section 5.4 may apply.

5.7 Benefits to Minors and Incompetents

In case any person entitled to receive payment under the Plan shall be a minor, the Administrator, in its discretion, may dispose of such amount in any one or more of the following ways:

(a) by payment thereof to either parent of such minor or to any adult person with whom such minor may at the time be living or to any person who shall be legally qualified and shall be acting as guardian of the person or the property of such minor; provided only that the parent or adult person to whom any amount shall be paid shall have advised the Administrator in writing that he or she will hold or use such amount for the benefit of such minor; or

(b) by payment to the custodian for such Beneficiary under the Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such payment to the legal guardian or parent of a minor Beneficiary shall fully discharge the Trustee, Employer, and Plan from further liability on account thereof.

In the event that it shall be found that a person entitled to receive payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified committee or other legal representative), such payment may be made to the spouse, son, daughter, parent, brother, sister or other person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment.

5.8 Location of Participant or Beneficiary Unknown

In the event that all, or any portion, of the distribution payable to a Participant or his or her Beneficiary hereunder shall, at the expiration of five (5) years after it shall become payable, remain unpaid solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or his or her Beneficiary, the amount so distributable shall be reallocated in the same manner as a forfeiture pursuant to this Plan. In the event a Participant or Beneficiary is located subsequent to his or her benefit being reallocated, such benefit shall be restored.

5.9 Direct Rollover of Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

For purposes of this Section, the following terms shall have the meanings as indicated below:

(a) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(b) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

(c) Distributee: A distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse.

(d) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

VI ARTICLE

WITHDRAWALS

6.1 Withdrawals Generally

A Participant may make written application to the Administrator for withdrawals of all or a portion of those of his or her accounts specified in this Article VI without terminating his or her employment with his or her Employer but only in such amounts and under such conditions as specified in this Article VI.

6.2 Withdrawal of Employer Account, Prior Plan Employee Account and Rollover Account

Upon proper written application of a Participant in such form as the Administrator may specify, the Administrator shall permit the Participant to withdraw all or a portion of the balance of his or her Prior Plan Employee Account and/or his or her Rollover Account as of the Valuation Date immediately preceding receipt of the application.

The Administrator shall also permit the Participant to withdraw all or a portion of the balance of his or her Employer Account if specifically permitted under provisions of a prior plan in accordance with Appendix B of the Plan.

In granting any request for withdrawal, the Administrator shall apply uniform standards consistently applied so as not to discriminate in favor of Highly Compensated Employees.

The withdrawals under this Section 6.2 shall in no way affect said Participant’s continued participation in this Plan except by the reduction in account balances caused by such withdrawals.

6.3 ?Special Hardship Withdrawal

Upon proper written application of a Participant on such form as the Administrator shall provide, the Administrator may permit the Participant to withdraw all or a portion of the balance of his or her Elective Contribution Account (exclusive of earnings thereon) as of the Valuation Date upon which the request for the hardship withdrawal is being processed, provided that (i) the withdrawal is on account of an immediate and heavy financial need, and (ii) the withdrawal is necessary to satisfy such financial need.

Notwithstanding the foregoing, the Administrator also may permit a Participant to withdraw the balance of his or her Elective Contribution Account as of December 31, 1988 if specifically permitted under the provisions of a prior plan in accordance with Appendix B of the Plan. No more than one (1) withdrawal can be made in any Plan Year.

A Participant shall be deemed to have an immediate and heavy financial need if the Participant requests a distribution on account of:

(a) medical expenses anticipated or incurred by the Participant, his or her spouse or any of his or her dependents;

(b) the purchase (excluding mortgage payments) of the Participant's principal residence;

(c) tuition payments, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for the Participant, his or her spouse, children or dependents;

(d) the need to prevent eviction from the Participant's principal residence or foreclosure on the mortgage of his or her principal residence; or

(e) any other event of hardship authorized by the Internal Revenue Service.

A withdrawal shall be deemed necessary to satisfy an immediate and heavy financial need of a Participant only if all of the following requirements are satisfied:

the withdrawal is not greater than the amount of the Participant’s immediate and heavy financial need. The amount of such need may include the amount necessary to pay any federal, state or local taxes or penalties reasonably anticipated to result from the distribution;

the Participant has obtained all distributions, other than hardship withdrawals, and all nontaxable (at the time of the loan) loans currently available under all qualified plans maintained by the Employer;

the Participant agrees not to make Elective Contributions under the Plan or elective contributions and employee contributions to any other plan maintained by the Employer for at least 12 months after receipt of the hardship withdrawal; and

the Participant will be prohibited from making any Elective Contributions for his or her tax year immediately following the tax year of his or her hardship withdrawal of an amount in excess of the applicable limit under Section 402(g) of the Code for such next tax year less the amount of the Participant’s Elective Contributions in the year of the hardship withdrawal.

The Administrator shall adopt uniform rules of general applicability regarding the timing of withdrawals, and the method by which earnings shall be credited to amounts withdrawn.

Notwithstanding the foregoing, a Participant may not receive any more than two hardship withdrawals in any single Plan Year.

6.4 Withdrawal upon Attainment of Age Fifty-Nine and One-Half (59½)>

Upon proper written application of a Participant in such form as the Administrator shall provide, a Participant who has attained at least age fifty-nine and one-half (59½) shall be permitted, no more than once in any Plan Year, to withdraw in a lump sum a portion or all of the balance of his or her vested Individual Account based on the Valuation Date upon which the request is processed.

The order of accounts from which the withdrawals shall be made shall be:

(a) Prior Plan Employee Contribution Account;

(b) Prior CTG Matching Account;

(c) Rollover Account;

(d) Elective Contribution Account;

(e) Employer Base Matching Contribution Account; and

(f) Employer Supplemental Matching Contribution Account.

6.5 Loans

The Plan Administrator may offer loans to Plan Participants who are Parties in Interest, as that term is defined in Section 3(14) of ERISA in accordance with the procedures established in Appendix A to this document.

VII ARTICLE

FUNDING

7.1 Contributions

Contributions by the Employer and by the Participants as provided for in Article III shall be paid over to the Trustee. All contributions by the Employer shall be irrevocable, except as herein provided, and may be used only for the exclusive benefit of the Participants, Former Participants and their Beneficiaries.

7.2 Trustee

All assets of the Plan shall be held under an agreement between the Sponsor and the Trustee whereunder the Trustee shall receive, invest and administer as a fund all contributions made under this Plan in accordance with the Trust Agreement.

The Trustee, shall, in accordance with the terms of such Trust Agreement, accept and receive all sums of money paid to it from time to time by the Employer, and shall hold, invest, reinvest, manage and administer such monies and the increment, increase, earnings and income thereof as a fund for the exclusive benefit of the Participants, Former Participants and their Beneficiaries.

The Trustee, in its discretion, may invest assets of any Investment Fund in property other than that specified as the primary type of investment for that fund, and may hold any portion of an Investment Fund in cash on an interim basis pending payments of benefits or the making of more permanent investments.

Where a Trustee holds Plan assets, the provisions of such Trust Agreement are incorporated by reference as a part of the Plan, and the rights of all persons hereunder are subject to the terms of the Trust Agreement. The Trust Agreement may specifically provide, among other things, for the investment and reinvestment of the assets of the Plan and the income thereof, the management of the assets of the Plan, the responsibilities and immunities of the Trustee, removal of the Trustee and appointment of a successor, accounting by the Trustee and the disbursement of the assets of the Plan.

VIII ARTICLE

FIDUCIARIES

8.1 Employer

The Employer established and maintains the Plan for the benefit of its Employees, and retains control of the operation and administration of the Plan. The Employer, in accordance with specific provisions of the Plan, has delegated certain of these rights and obligations to the Sponsor, the Trustee, and the Administrator who shall be solely responsible for these, and only these, delegated rights and obligations.

The Employer shall supply such full and timely information for all matters relating to the Plan as the Administrator and the Trustee may require for the effective discharge of their respective duties.

8.2 Trustee

The Trustee, in accordance with the Trust Agreement, shall have exclusive authority and discretion to manage and control the assets of the Plan, except that the Sponsor may in its discretion employ at any time and from time to time an investment manager (as defined in Section 3(38) of ERISA) to direct the Trustee with respect to all or a designated portion of the assets comprising the assets of the Plan.

8.3 Administrator

The Board has appointed a retirement plan committee to administer the Plan. The retirement plan committee has been designated as the named fiduciary for purposes of Section 402(a)(1) of ERISA. The retirement plan committee shall serve until its resignation or dismissal by the Board and any vacancies shall be filled in the same manner as the original appointment.

No compensation shall be paid to the Administrator from the assets of the Plan for service as such, but any reasonable expenses incurred pursuant to such service will be reimbursed by the Employer or from the assets of the Plan.

In accordance with the provisions hereof, the Administrator has been delegated certain administrative functions relating to the Plan with all powers necessary to enable it properly to carry out such duties. The Administrator shall have no power in any way to modify, alter, add to or subtract from, any provisions of the Plan. The Administrator shall have power to construe the Plan and to determine all questions that may arise thereunder relating to (a) the eligibility of individuals to participate in the Plan and (b) the amount of benefits to which any Participant, Former Participant or Beneficiary may become entitled hereunder. All disbursements by the Trustee except for the ordinary expenses of administration of the assets of the Plan or the reimbursement of reasonable expenses at the direction of the Sponsor, as provided herein, shall be made upon, and in accordance with, the written directions of the Administrator. When the Administrator is required in the performance of its duties hereunder to administer or construe, or to reach a determination, under any of the provisions of the Plan, it shall do so on a uniform, equitable and non-discriminatory basis.

The Administrator shall establish rules and procedures to be followed by the Participants, Former Participants and Beneficiaries in filing applications for benefits and for furnishing and verifying proofs necessary to establish age and any other matters required in order to establish their rights to benefits in accordance with the Plan. Additionally, the Administrator shall establish accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants’ accounts. Should the Administrator determine that the strict application of its accounting procedures will not result in an equitable and nondiscriminatory allocation among the accounts of Participants, it may modify its procedures for the purpose of achieving an equitable and nondiscriminatory allocation in accordance with the general concepts of the Plan, provided, however, that such adjustments to achieve equity shall not reduce the vested portion of a Participant’s interest.

The Administrator may employ such counsel, accountants, and other agents as it shall deem advisable. The Sponsor shall pay, or cause to be paid from the assets of the Plan, the compensation of such counsel, accountants, and other agents and any other expenses incurred by the Administrator in the administration of the Plan and the Trust Agreement.

8.4 Claims Procedures

The Administrator shall receive all applications for benefits. Upon receipt by the Administrator of such an application, it shall determine all facts which are necessary to establish the right of an applicant to benefits under the provisions of the Plan and the amount thereof as herein provided. The applicant shall be notified in writing of any adverse decision with respect to his or her claim within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the applicant and shall include:

(a)   The specific reason or reasons for the denial;

(b)   Specific references to the pertinent Plan provisions on which the denial is based;

(c)   A description of any additional material or information necessary for the applicant to perfect the claim and an explanation why such material or information is necessary; and

(d)   An explanation of the Plan's claim review procedures.

If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

In the event a claim for benefits is denied or if the applicant has had no response to such claim within ninety (90) days of its submission (in which case the claim for benefits shall be deemed to have been denied), the applicant or his or her duly authorized representative, at the applicant’s sole expense, may appeal the denial to the Administrator within sixty (60) days of the receipt of written notice of the denial or sixty (60) days from the date such claim is deemed to be denied. Upon request, the Administrator will afford the applicant the right of a hearing with respect to any finding of fact or determination. In pursuing such appeal the applicant or his or her duly authorized representative:

(a)   may request in writing that the Administrator review the denial;

(b)   may review pertinent documents; and

(c)   may submit issues and comments in writing.

The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the provisions of the Plan on which such denial is based. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.

8.5 Records

All acts and determination of the Administrator shall be duly recorded and all such records together with such other documents as may be necessary in exercising its duties under the Plan shall be preserved. Such records and documents shall at all times be open for inspection and for the purpose of making copies by any person designated by the Sponsor. The Administrator shall provide such timely information, resulting from the application of its responsibilities under the Plan, as needed by the Trustee and the accountant engaged on behalf of the Plan by the Sponsor, for the effective discharge of their respective duties.

8.6 Indemnification

To the extent permitted by law, the Employer shall indemnify the Administrator, the Trustees, members of the retirement plan committee and any individuals to whom responsibilities have been delegated from and against any liabilities, costs or expenses incurred in performing the services of the Administrator except to the extent such liabilities, costs or expenses are judicially determined to be due to the gross negligence or willful misconduct of the Administrator.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN

9.1 Amendment of the Plan

The Sponsor shall have the right at any time by action of the Board to modify, alter or amend the Plan in whole or in part; provided, however, that the amount of benefits which, at the time of any such modification, alteration or amendment, shall appear as a credit in the Individual Account of any Participant, Former Participant or Beneficiary hereunder shall not be adversely affected thereby; and provided, further, that no such amendment shall have the effect of reverting to the Employer any part of the principal or income of the assets of the Plan.

9.2 Termination of the Plan

The Employer expects to continue the Plan indefinitely, but continuance is not assumed as a contractual obligation and each Employer reserves the right at any time by action of its board of directors to terminate the Plan as applicable to itself and the Sponsor retains the right to terminate the Plan as to all Employers. A complete discontinuance of Employer contributions to the Plan shall be deemed to constitute a termination.

In the event of termination of the Plan by an Employer, the Administrator shall direct the Trustee to compute the value of the Plan assets held for the benefit of affected Participants, Former Participants and Beneficiaries in the Plan as of the date of termination. All affected Participants shall become one hundred percent (100%) vested in their Employer Base and Supplemental Matching Contribution Accounts. That portion of the Plan assets applicable to any Employer for which the Plan has not been terminated shall be unaffected. The Individual Accounts of the Participants, Former Participants and Beneficiaries affected by the termination, as determined by the Administrator, shall continue to be administered as a part of the Plan assets or distributed in a lump sum to such Participants, Former Participants or Beneficiaries, as deemed appropriate by the Administrator.

9.3 Merger or Consolidation

This Plan and the Trust Agreement may be merged or consolidated with, or its assets and/or liabilities may be transferred to any other Plan and Trust only if the benefits which would be received by a Participant of this Plan, in the event of a termination of the Plan immediately after such transfer, merger or consolidation, are at least equal to the benefits the Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation.

In the event an Employer, with the consent of the Sponsor, directly transfers the assets and liabilities of a prior plan to this Plan, the amounts so transferred shall be allocated to the Elective Contribution Account, Employer Account or Prior Plan Employee Account, whichever is applicable, and shall be one hundred percent (100%) vested at all times. In addition, the amounts transferred shall be held in the Trust Fund and invested in accordance with the terms and conditions of this Plan unless subject to specific provisions outlined in Appendix B to the Plan.

ARTICLE X

PROVISIONS RELATIVE TO EMPLOYERS INCLUDED IN PLAN

10.1 Method of Participation

Any Affiliate, with the approval of the Board, by taking appropriate board action may become a party to the Plan, by adopting the Plan for its employees. Any corporation that becomes a party to the Plan shall thereafter promptly deliver to the Trustee provided for in Article VII hereof a certified copy of the resolutions or other documents evidencing its adoption of the Plan and also a written instrument showing the Board’s approval of such corporation’s becoming a party to the Plan, with any variations agreed to by the Board.

10.2 Withdrawal

Any one or more of the Employers included in the Plan may withdraw from the Plan at any time by giving six (6) months advance notice in writing of its or their intention to withdraw to the Board and the Administrator (unless a shorter notice shall be agreed by the Board).

Upon receipt of notice of any such withdrawal, the Administrator shall certify to the Trustee the equitable share of such withdrawing Employer in the Plan assets, as applicable, to be determined by the Administrator. The Trustee shall thereupon set aside from the Plan assets then held by it such property as it shall, in its sole discretion, deem to be equal in value to such equitable share. If the Plan is to be terminated with respect to such Employer, the amount set aside shall be dealt with in accordance with the provisions of Section 9.2. If the Plan is not to be terminated with respect to such Employer, the Trustee, shall turn over such amount to such trustee or insurer as may be designated by such withdrawing Employer, and such property shall thereafter be held and invested as a separate trust or under a separate group annuity contract, and shall be used and applied according to the terms of a new agreement and declaration of trust or group annuity contract between the Employer so withdrawing and the trustee or insurer so designated.

Neither the segregation of Plan assets upon the withdrawal of an Employer, nor the execution of a new agreement and declaration of trust or group annuity contract pursuant to any of the provisions of this Section 10.2, shall operate to permit any part of the corpus or income of the Plan assets to be used for or diverted to purposes other than for the exclusive benefit of Participants, Former Participants and Beneficiaries.

ARTICLE X

MISCELLANEOUS

11.1 Governing Law

The Plan shall be construed, regulated and administered according to the laws of the State of New York, except in those areas preempted by the laws of the United States of America.

11.2 Construction

The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine and the singular the plural, and vice versa.

11.3 Administration Expenses

The Employer shall pay, or cause to be paid from Plan assets, all expenses of administering this Plan and the Trust Agreement with the Trustee as may be agreed upon from time to time.

11.4 Participant's Rights; Acquittance

No Participant in the Plan shall acquire any right to be retained in the Employer’s employ by virtue of the Plan, nor, upon his or her dismissal, or upon his or her voluntary termination of employment, shall he or she have any right or interest in and to the assets under the Plan other than as specifically provided herein. The Employer shall not be liable for the payment of any benefit provided for herein; all benefits hereunder shall be payable only from the assets under the Plan.

11.5 Spendthrift Clause

To the extent permitted by law, none of the benefits, payments, proceeds, or distributions under this Plan shall be subject to the claim of any creditor of the Participant or Former Participant or to the claim of any creditor of any Beneficiary hereunder or to any legal process by any creditor of such Participant, Former Participant or any such Beneficiary; and neither such Participant, Former Participant or any such Beneficiary shall have any right to alienate, commute, anticipate, or assign any of the benefits, payments, proceeds or distributions under this Plan, except as specifically provided therein. Notwithstanding the foregoing, payment may be made pursuant to a Qualified Domestic Relations Order as defined in Section 414(p) of the Code.

A domestic relations order is a judgment, decree or order of a court (including approval of a property settlement) made pursuant to state domestic relations law (including a community property law) that provides child support, alimony payments or marital property rights of a spouse, former spouse, child or other dependent. A Qualified Domestic Relations Order is a domestic relations order which creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable with respect to a participant under a plan. Such order must clearly specify (i) the name and last known mailing address of the participant and each alternate payee covered by the order; (ii) the amount or percentage of the participant’s benefits to be paid by the plan to each such alternate payee, or the manner in which such amount or percentage is to be determined; (iii) the number of payments or period to which such order applies; and (iv) each plan to which it applies. Such order cannot require the plan to provide any type or form of benefit, or any option, not otherwise provided under the plan, cannot require the plan to provide increased benefits, and cannot require the payment of benefits to an alternate payee which are required to be paid to another alternate payee pursuant to another order previously determined to be a Qualified Domestic Relations Order.

To the extent provided under a Qualified Domestic Relations Order, a former Spouse of a Participant shall be treated as the Spouse or surviving Spouse for all purposes under the Plan. The Plan Administrator may direct that the distributions to an alternate payee pursuant to a Qualified Domestic Relations Order commence prior to the Participant’s earliest retirement age (within the meaning of Section 414(p)(4)(B) of the Code). The Alternate Payee shall be paid his or her benefit in a lump sum payment notwithstanding the value of such lump sum payment, unless the Qualified Domestic Relations Order specifies a different manner of payment permitted by the Plan; the Alternate Payee shall not be required to consent to such lump sum payment.

In the event that the Plan receives a domestic relations order, the Administrator shall follow the procedures set forth in paragraph (6) of Section 414(p) of the Code. For any period during which it is being determined whether a domestic relations order is qualified, the Administrator shall follow the procedures set forth in paragraph (7) of Section 414(p) of the Code.

ARTICLE XII

TOP-HEAVY PLAN PROVISIONS

12.1 Application

The provisions of this Article XII shall apply only if the Plan becomes “top-heavy” (as defined in Section 416(g) of the Code), aggregating this Plan and any other qualified plan sponsored by the Employer or an Affiliate in which a key employee is a Participant or was a Participant at any time during the five-year period ending on the determination date regardless of whether the plan has terminated and each other plan of the Employer or an Affiliate which enables this Plan or any plan in which a key employee participates to meet the requirements of Sections 401(a)(4) or 410(b) of the Code (“required aggregation group”). In addition, the Administrator may elect to include with the required aggregation group any other plan or plans of the Employer or an Affiliate not required to be included in the required aggregation group so long as their inclusion as a part of the group would not cause such group to fail to meet the requirements of Section 401(a) and 410 of the Code (“permissive aggregation group”).

A plan is top-heavy, generally if more than sixty percent (60%) of the value of the Individual Accounts of Participants in this Plan and the accrued benefit of any member in any defined benefit plan maintained by his or her Employer or an Affiliate as of any determination date (the last day of the prior Plan Year), is attributable to key employees. The Individual Account balance for any individual (1) who is not a key employee but was a key employee in a prior year or (2) who has not performed any services for the Employer maintaining the Plan at any time during the five-year period ending on the determination date will be disregarded for top-heavy purposes. The present value of accrued benefits in any Employer or Affiliate sponsored defined benefit plan shall be determined on the valuation date used for computing Plan costs under Section 412 of the Code and shall be determined on the basis of the actuarial assumptions specified in such defined benefit plan for purposes of making the top-heavy determination. The valuation date for this Plan is the Valuation Date coincident with or most recent within a twelve (12) month period ending on the determination date. If the Plan becomes top-heavy as of any determination date, then effective in the next succeeding Plan Year, the provisions of this Article XII shall apply.

12.2 Special Minimum Contribution

Notwithstanding the provisions of the Plan hereof to the contrary, each Participant of this Plan who is not a key employee who is employed by the Employer on the last day of the Plan Year (without regard to the number of Hours of Service earned in such Plan Year) shall be entitled to a minimum contribution equal to the lesser of: (a) three percent (3%) of the Participant’s total non-deferred compensation (as defined in Section 4.5 of the Plan and Section 415 of the Code) received from the Employer for the year and (b) the highest percentage of total non-deferred compensation (as defined above) contributed on behalf of a key employee under this Plan.

12.3 Special Maximum Combined Plans Limit

Notwithstanding the provisions of Section 4.7 of Article IV to the contrary, the denominator of the defined contribution plan fraction and defined benefit plan fraction shall, if the Plan becomes top-heavy, be amended to read 1.0 rather than 1.25.

12.4 Key Employee and NonKey Employee Defined

The term key employee shall have the same meaning as is specified in Section 416(i)(1) of the Code, i.e., (i) certain officers of the Employer having an annual compensation greater than fifty percent (50%) of the defined benefit plan dollar limitation in effect under Section 415(b)(1)(A) of the Code for any such Plan Year, (ii) the ten (10) Employees owning (or considered as owning under Code Section 318) more than a one-half percent (1/2%) interest and one of the ten (10) largest equity interests of the Employer whose annual compensation is greater than the defined contribution dollar limitation in effect under Code Section 415 of any such Plan Year, (iii) any five percent (5%) owner of the Employer and (iv) any one percent (1%) owner of the Employer whose annual compensation in any Plan Year is more than one hundred fifty thousand dollars ($150,000). The term key employee as of any determination date shall be applied to any Employee, former Employee, Participant, Former Participant or retired Participant (or his or her Spouse or Beneficiary) who was a key employee during the Plan Year (ending with the determination date) or in any of the four (4) preceding Plan Years. Any Employee who is not a key employee shall be a non-key employee and shall include an Employee who was formerly a key employee.

ARTICLE XIII

ADOPTION OF THE PLAN

As evidenced of its adoption of the Plan, as amended and restated, the Sponsor and each Employer has caused this instrument to be executed by its officers thereunder duly authorized this ___________ day of ________________________, 1998, but to be effective as of January 1, 1998 except as otherwise provided herein.

ATTEST: (SEAL)                                       COMPUTER TASK GROUP, INC.

By:                                                  By:
     ----------------------------------                 -------------------------------
         Secretary

ATTEST: (SEAL)                                        CTG SERVICES, INC.

By:                                                    By:
     ----------------------------------                   -----------------------------
         Secretary

FIRST AMENDMENT
TO THE
COMPUTER
TASK GROUP, INC.
401(k) RETIREMENT PLAN

        Under Article IX of the Computer Task Group, Inc. 401(k) Retirement Plan (the "Plan"), Computer Task Group, Inc. (the "Sponsor") reserved the right to amend the Plan, from time to time, by action of the Sponsor's Board. The Sponsor wishes to amend the Plan to provide for the annual contribution of a fixed minimum amount. Accordingly, effective January 1, 2000, the Plan is hereby amended in the following respects:

1.        Article I, “Definitions,” is amended by adding new Sections 1.49 and 1.50 at the end thereof:

                1.49    Minimum Employer Contribution means contributions made by the Employer in accordance with the provisions of Section 3.5A.

                1.50    Minimum Employer Contribution Account means that portion of a Participant’s Individual Account attributable (a) Minimum Employer Contributions allocated to such Participant pursuant to Section 4.2A(C) and (b) the Participant’s proportionate share of the Adjustments attributable to his or her Minimum Employer Contribution Account.

2.        Article III, “Contributions,” is amended by adding a new Section 3.5A following Section 3.5:

                3.5A    Minimum Employer Contribution

                For each Plan Year, the Employer will make contributions to the Plan in the form of employer contributions, in cash or stock, at least equal to a specified dollar amount, on behalf of those individuals who are entitled to an allocation under Section 4.2A (the “Minimum Employer Contribution”). The amount will be determined by the Employer, or its delegatee, by appropriate action.

                The Minimum Employer Contribution for a Plan Year will be paid by the Employer in one or more installments without interest. The Minimum Employer Contribution will be deemed to be satisfied for the Plan Year as soon as the total “employer contributions” for the Plan Year is at least equal to the amount of the Minimum Employer Contribution. For purposes of this Section, the term “employer contributions” means employer contributions, as defined under Section 404 of the Code, including but not limited to, Elective Contributions, Employer Base Matching Contributions, and Employer Supplemental Matching Contributions. For purposes of deducting the Minimum Employer Contribution, the Employer will make the contribution not later than the time prescribed by the Code for filing the Employer’s Federal income tax return, including extensions, for its taxable year that ends with such Plan Year. Notwithstanding any provision of the Plan to the contrary, the Minimum Employer Contribution made to the Plan by the Employer will not revert to, or be returned to, the Employer.

3.        4.1, “Individual Accounts,” is amended by adding “(g) A Minimum Employer Contribution Account” to the list of accounts that comprise a Participant’s Individual Account.

4.        Article IV, “Allocations to Individual Accounts,” is amended by the addition of a new Section 4.2A following Section 4.2:

                4.2A     Allocation of Minimum Employer Contributions

                The Minimum Employer Contribution for the Plan Year will be allocated as follows:

A.        First, the Minimum Employer Contribution for the Plan Year will be allocated during the Plan Year to each individual who is an Eligible Participant on or before March 31 of the Plan Year as Elective Contributions pursuant to Section 3.1, as Employer Base Matching Contributions pursuant to Section 3.3(a) and 4.2, and as Employer Supplemental Matching Contributions pursuant to Sections 3.3(b) and 4.2. These allocations will be made to each such Eligible Participant’s Elective Contribution Account, Employer Base Matching Contribution Account, and Employer Supplemental Matching Contribution Account, respectively.

B.        Second, the balance of the Minimum Employer Contribution remaining after the allocation in subsection (A) will be allocated to the Employer Base Matching Contribution Account of each Non-Highly Compensated Employee who is an Eligible Participant on or before March 31 of the Plan Year and is employed on the last day of the Plan Year, in the ratio that the Eligible Participant’s Elective Contributions during the Plan Year bears to the Elective Contributions of all such Eligible Participants during the Plan Year. In any event, however, the aggregate Employer Base Matching Contributions allocated to any Eligible Participant, pursuant to Section 3.3(a) and 4.2 and this subsection (B), may not exceed the Participant’s Elective Contribution.

C.        Third, the balance of the Minimum Employer Contribution remaining after the allocation under subsections (A) and (B), will be allocated as nonelective contributions to the Employer Minimum Contribution Account each Non-Highly Compensated Employee who is an Eligible Participant on or before March 31 of the Plan Year, in the ratio that the Eligible Participant’s Compensation for the Plan Year bears to the Compensation for the Plan Year of all such Eligible Participants. Contributions made pursuant to this subsection (C) will be allocated to the Employer Minimum Contribution Account of such Eligible Participant and are distributable only in accordance with the distribution provisions applicable to distributions of a Participant’s Individual Account.

D.        Fourth, notwithstanding any other provision of this Plan, if the total contributions allocated to a Eligible Participant’s Accounts including the Minimum Employer Contribution exceed the limit in Section 4.5, the excess will be held as provided in Section 4.6.

E.        Unless immediately allocated in accordance with this Section, each installment of the Minimum Employer Contribution will be held in a separate, unallocated account until allocated on or before the end of the Plan Year in accordance with this Section. This suspense account will not participate in the allocation of investment gains, losses, income and deductions of the Trust Fund as a whole, but will be invested separately, as directed by the Employer, and all gains, losses, income and deductions attributable to such investment will be applied to reduce Plan expenses or to reduce employer contributions.

F.        The Minimum Employer Contribution allocated to the Matching Employer Contribution Account of a Participant pursuant to subsection (B) will be treated in the same manner as Employer Base Matching Contributions for all purposes of the Plan.

G.        Notwithstanding any other provision of the Plan to the contrary, any allocation of an Elective Contribution will be made under Section 3.1 or this Section, as appropriate, but not both Sections. Further, any allocation of an Employer Base Matching Contribution will be made under Section 4.2 or this Section, as appropriate, but not both Sections.

H.        An “Eligible Participant” for purposes of this Section is any Employee who has satisfied the eligibility requirements of Section 2.1, and is thereby eligible to make Elective Contributions, whether or not such Employee has elected to make contributions or has completed an enrollment form. Notwithstanding any other provision of the Plan to the contrary, an Eligible Participant who receives an allocation of a contribution under this Section will be treated as a Participant under the Plan for all purposes.

5.        The third through the sixth full paragraphs of Section 5.4, “Termination of Employment,” are hereby deleted in their entirety, and the following is substituted in their place:

The vested portion of any terminated Participant’s Employer Base and Supplemental Matching Contribution Accounts and Minimum Employer Contribution Account will be the percentage of the total amount credited to his or her Employer Base and Supplemental Matching Contribution Accounts and Minimum Employer Contribution Account determined on the basis of the Participant’s number of Years of Service according to the following schedule:

                  Completed Years of Service                  Percentage Vested
                  --------------------------                  -----------------

                  Under 3 Years                               0%
                  3 Years but less than 4                     50%
                  4 Years of more                             100%

The nonvested portion of the balance of the Participant’s Employer Base and Supplemental Matching Contribution Accounts and Minimum Employer Contribution Account will be forfeited on the earlier of the date the terminated Participant receives a distribution of his or her Individual Account from the Plan or the last day of the Plan Year in which the terminated Participant incurs five (5) consecutive Breaks-in-Service unless the terminated Participant is reemployed and again becomes a Participant prior to such time. Such forfeited amount will be applied as rapidly as possible as part of Employer contributions in the current Plan Year or in future Plan Years. In the event a terminated Participant is reemployed after he or she forfeits a portion of his or her account, such Participant’s past Years of Service will be restored in accordance with the provisions of this section.

A Participant who terminated with less than a one hundred percent (100%) vested interest in his or her Employer Base and Supplemental Matching Contribution Accounts and Minimum Employer Contribution Account, who receives a distribution of his or her vested interest, and who resumes employment with the Employer (i) may repay such distribution before the earlier of five (5) years after the first day on which the Participant is subsequently reemployed by the Employer or the close of the first five (5) consecutive Breaks-in-Service commencing after the distribution, (ii) have any amounts forfeited pursuant to this Section 5.4 restored to his or her Employer Base and Supplemental Matching Contribution Accounts and Minimum Employer Contribution Account upon such repayment and (iii) receive the value of his or her Employer Base and Supplemental Matching Contribution Accounts and Minimum Employer Contribution Account based on the total Years of Service when he or she again terminates employment. The repayment of the forfeited amount will be derived from forfeitures for the current Plan Year. To the extent that forfeitures are not sufficient to provide the repayment, the Employer will contribute such additional funds to the Plan necessary to restore any forfeited amount.

A terminated Participant who is reemployed and again becomes a Participant after incurring five (5) or more consecutive Breaks-in-Service will not be allowed to repay any amount distributed to him or her and will not have any amount forfeited pursuant to this section 5.4 restored to his or her Employer Base and Supplemental Matching Contribution Accounts and Minimum Employer Contribution Account.

                                        COMPUTER TASK GROUP, INC.

Date:                                   By:
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SECOND AMENDMENT

TO

COMPUTER TASK GROUP, INC.401(K)
RETIREMENT PLAN

        Under Section 9.1 of the Computer Task Group, Inc. 401(k) Retirement Plan (the "Plan"), Computer Task Group, Inc. (the "Sponsor") reserved the right to amend the Plan at any time by action of the Sponsor's board. The Sponsor wishes to amend the provisions of the Plan that govern the investment of Employer Supplemental Matching Contributions. Accordingly, the Plan is amended in the following respects:

1.        Effective November 1, 2000, Section 3.8, “Election of Investment Funds,” is deleted in its entirety, and the following is substituted in its place:

3.8Election of Investment Fund. The Trustee will make available to Participants information concerning the various investment options (which may (but is not required to) include an investment fund that is primarily invested in common stock of the Sponsor) in which Participants may invest their Individual Accounts. A Participant will direct the investment of his or her Individual Account in accordance with the following:

        (a)         Each Employee who becomes a Participant must specify the percentage of his or her Individual Account that will be invested in and/or among the investment options, in increments of whole percentages as elected by the Participant. The Participant may specify differing percentages for existing balances and future contributions, if desired. Any investment election made by a Participant will continue in effect until changed by the Participant.

        (b)         A Participant may change his or her investment election as to existing and/or future contributions on any business day of the month.

        (c)         To the extent that the Participant does not make a valid election, the Participant will be deemed to have elected to invest his or her Individual Account in a money market fund offered as an investment by the Plan.

The Administrator will prescribe uniform rules of general application concerning the investment of all contributions to the Plan. Those rules may limit the revocability of an investment election, restrict the transfer of contributions from an investment option to another, and establish parameters for making temporary investments.

In all other respects, the Plan remains unchanged.

                                                     COMPUTER TASK GROUP, INCORPORATED

Date:                                                By
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